EXHIBIT 99.1
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P R E S S   R E L E A S E
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VENETIAN CASINO RESORT, LLC AND LAS VEGAS SANDS, INC. ANNOUNCE
THE COMMENCEMENT OF MARKETING FOR A NEW $975 MILLION CREDIT FACILITY

(Las Vegas, NV - July 12, 2004) Venetian Casino Resort, LLC and Las Vegas Sands, Inc. announced today the commencement of marketing for a new $975 million senior secured credit facility, consisting of a revolving credit facility and term loan facilities. The proceeds of the facilities will be used to refinance Venetian's existing credit facility debt, to fund design, development, construction and pre-opening costs for the Venetian's Palazzo casino resort project and to pay related fees and expenses. The new senior secured credit facility is subject to satisfactory documentation and other customary conditions. The closing is expected to occur in August 2004.

The Palazzo casino resort project is expected to feature more than 3,000 new hotel suites, an approximately 105,000 square foot casino and an approximately 375,000 square foot mall. The Palazzo casino resort will be owned by one of Venetian Casino Resort's restricted subsidiaries for purposes of its debt instruments. The Palazzo mall is expected to be owned and financed by an unrestricted subsidiary of Venetian Casino Resort. As previously announced, General Growth Properties has agreed to purchase the Palazzo mall upon its opening.

The Palazzo casino resort (including the mall) is estimated to have cash costs of approximately $1.6 billion and is currently scheduled to open in the first quarter of 2007. To finance the costs of the project, the company intends to use the net proceeds from the new senior secured credit facility, a $135 million equipment financing and a $250 million construction loan for the Palazzo mall (to be borrowed by the unrestricted subsidiary referred to above), the net proceeds from the recently completed sale of the Grand Canal Shoppes Mall and operating cash flow.

In connection with the financing, Las Vegas Sands will acquire all of the capital stock of Interface Group Holding, Inc. from Sheldon G. Adelson, the principal stockholder of Las Vegas Sands, in consideration for additional common stock of Las Vegas Sands. Interface Group Holding indirectly owns the Sands Expo and Convention Center and holds all of the preferred interest in Venetian Casino Resort. Interface Group Holding will be an unrestricted subsidiary for purposes of the debt instruments of Las Vegas Sands and Venetian Casino Resort. The Company is currently exploring alternatives to refinance and/or repay the indebtedness of the Sands Expo and Convention Center.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by Las Vegas Sands, Inc. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las

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Vegas Sands, Inc. assumes no obligation to update such information.

ABOUT THE VENETIAN RESORT-HOTEL-CASINO

The Venetian Resort-Hotel-Casino, a recipient of the Exxon/Mobile Four Star Award and AAA's Four Diamond Award, is one of the world's most luxurious resort and convention destinations. Recreating Venice's legendary landmarks, the resort offers unmatched service and quality for leisure and corporate guests. Located in the heart of the Las Vegas Strip, The Venetian features The Grand Canal Shoppes, an indoor streetscape complete with gondolas and singing gondoliers, the Canyon Ranch SpaClub, world-class gaming, exquisite restaurants, the Guggenheim-Hermitage Museum, and a wide variety of entertainment venues on the premises, as well as extensive convention and corporate services.

For additional information, please visit The Venetian website at www.venetian.com.

                                                             CONTACT INFORMATION
                                                     Venetian Casino Resort, LLC
                                             Harry Miltenberger - Vice President
                                                                  (702) 733-5729
                                                           miltenbh@venetian.com